Exhibit 10.25



                             PURCHASE AND SALE AGREEMENT

                                       SELLER:

                                  FACTORY 2-U, INC.

                                      PURCHASER:

                         NOGALES PROPERTY MANAGEMENT, L.L.C.

                                      PROPERTY:

                                       48 Acres
                                   Nogales, Arizona

                                     May 24, 1996
                                         --



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                                        INDEX

     SECTION                                                       PAGE

     1.   The Property
          1.1   Description  . . . . . . . . . . . . . . . . . . . .   1
          1.2   "As-Is" Purchase   . . . . . . . . . . . . . . . . .   2
          1.3   Agreement to Convey  . . . . . . . . . . . . . . . .   3

     2.   Price and Payment
          2.1   Purchase Price   . . . . . . . . . . . . . . . . . .   3
          2.2   Payment  . . . . . . . . . . . . . . . . . . . . . .   3
          2.3   Closing  . . . . . . . . . . . . . . . . . . . . . .   3

     3.   Permitted Encumbrances
          3.1   Objections to Title  . . . . . . . . . . . . . . . .   3
          3.2   Permitted Encumbrances   . . . . . . . . . . . . . .   4
          3.3   Seller's Use and Occupancy   . . . . . . . . . . . .   5

     4.   Prior to Closing.
          4.1   Insurance  . . . . . . . . . . . . . . . . . . . . .   5
          4.2   Operation  . . . . . . . . . . . . . . . . . . . . .   5
          4.3   New Leases   . . . . . . . . . . . . . . . . . . . .   5

     5.   Representations and Warranties
          5.1   By Seller  . . . . . . . . . . . . . . . . . . . . .   7
          5.2   By Purchaser   . . . . . . . . . . . . . . . . . . .   7
          5.3   Mutual   . . . . . . . . . . . . . . . . . . . . . .   8

     6.   Costs and Prorations
          6.1   Purchaser's Costs  . . . . . . . . . . . . . . . . .   8
          6.2   Seller's Costs   . . . . . . . . . . . . . . . . . .   9
          6.3   Prorations   . . . . . . . . . . . . . . . . . . . .   9
          6.4   Tax Protest  . . . . . . . . . . . . . . . . . . . .  10
          6.5   Payments Under Development Agreement   . . . . . . .  10
          6.6   Purpose and Intent   . . . . . . . . . . . . . . . .  10

     7.   Damage, Destruction or Condemnation
          7.1   Material Event   . . . . . . . . . . . . . . . . . .  10
          7.2   Immaterial Event   . . . . . . . . . . . . . . . . .  10
          7.3   Termination and Return of Deposit  . . . . . . . . .  10



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     SECTION                                                        PAGE

     8.   Notices

     9.   Closing
          9.1   Seller's Deliveries  . . . . . . . . . . . . . . . .  12
          9.2   Purchaser's Deliveries   . . . . . . . . . . . . . .  12
          9.3   Utility Service and Deposits   . . . . . . . . . . .  13
          9.4   Post-Closing Collections   . . . . . . . . . . . . .  13

     10.  Default; Failure of Condition
          10.1  Purchaser Default  . .  .  . . . . . . . . . . . . .  13
          10.2  Seller Default   . . . . . . . . . . . . . . . . . .  13
          10.3  Failure of Condition   . . . . . . . . . . . . . . .  14

     11.  Escrow
          11.1  Provisions as to Release   . . . . . . . . . . . . .  14
          11.2  Conflicting Demands  . . . . . . . . . . . . . . . .  15
          11.3  Limitations on Liability   . . . . . . . . . . . . .  15
          11.4  Modification of Terms of Escrow  . . . . . . . . . .  15
          11.5  Representation of Seller   . . . . . . . . . . . . .  15
          11.6  Law and Venue Concerning Escrow Agent  . . . . . . .  16

     12.  Miscellaneous.
          12.1  Entire Agreement   . . . . . . . . . . . . . . . . .  16
          12.2  Severability   . . . . . . . . . . . . . . . . . . .  16
          12.3  Applicable Law   . . . . . . . . . . . . . . . . . .  16
          12.4  Assignability  . . . . . . . . . . . . . . . . . . .  16
          12.5  Successors Bound   . . . . . . . . . . . . . . . . .  16
          12.6  No Public Disclosure   . . . . . . . . . . . . . . .  16
          12.7  Captions   . . . . . . . . . . . . . . . . . . . . .  17
          12.8  Attorney's Fees  . . . . . . . . . . . . . . . . . .  17
          12.9  No Partnership   . . . . .   .   . . . . . . . . . .  17
          12.10 Counterparts   . . . . . . . . . . . . . . . . . . .  17
          12.11 Recordation  . . . . . . . . . . . . . . . . . . . .  17
          12.12 Proper Execution   . . . . . . . . . . . . . . . . .  17
          12.13 Confidentiality  . . . . . . . . . . . . . . . . . .  17

                              LIST OF EXHIBITS
                              ----------------

     Exhibit 1.1.1   Legal Description
     Exhibit 1.1.5   Schedule of Leases and Security Deposits
     Exhibit 3.2     Title Exceptions

                             PURCHASE AND SALE AGREEMENT
                             ---------------------------

         THIS PURCHASE AND SALE AGREEMENT ("Agreement"), dated as of the 24th
                                                                         ----
     day of May, 1996 ("Date of this Agreement"), is made by and between FACTORY
                        ----------------------
     2-U, INC., an Arizona corporation, ("Seller"), with an office at c/o Family
                                          ------
     Bargain Corporation, 315 East 62nd Street, New York, New York 10021 and NOGALES PROPERTY MANAGEMENT, L.L.C., an Arizona limited liability company ("Purchaser") with an address at P.O. Box 1806, Nogales, AZ 85628.
       ---------
                                       RECITALS

         Seller desires to sell certain improved and unimproved real property located in Nogales, Arizona, along with certain related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property.

         NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

     1.  The Property.

         1.1 Description. Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire, all of Seller's right, title, and interest in and to the following (collectively, "Property"):
      --------

              1.1.1 Certain land ("Land") located in Nogales, Santa Cruz County,
                                   ----
     Arizona, and more specifically described in Exhibit 1.1.1 attached hereto;

              1.1.2 The buildings, parking areas, improvements, and fixtures now situated on the Land and affixed to the improvements including the heating and air conditioning system (the "Improvements"), if any;
                                       ------------
              1.1.3 All easements, hereditaments, and appurtenances belonging to or inuring to the benefit of Seller and pertaining to the Land, if any;

              1.1.4 Any street or road abutting the Land to the center lines thereof;

              1.1.5 The leases or occupancy agreements, including those in effect on the Date of this Agreement which are identified on the Schedule of Leases attached hereto as

     Exhibit 1.1.5, and any new leases entered into pursuant to Section 4.3, which as of the Closing (as hereinafter defined) affect all or any portion of the Land or Improvements ("Leases"), and any security deposits actually
                                   ------
     held by Seller with respect to any such Leases; and

                    1.1.6 All transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely in respect of the Land or Improvements.

             1.2 "As-Is" Purchase. The Property is being sold in an "AS IS" condition and "WITH ALL FAULTS" as of the Date of this Agreement and of Closing. Except as expressly set forth in this Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, person, firm, agent or representative acting or purporting to act on behalf of Seller as to the condition or repair of the Property or the value, expense of operation, or income potential thereof or as to any other fact or condition which has or might affect the Property or the condition, repair, value, expense of operation or income potential of the Property or any portion thereof. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Exhibits hereto annexed, which alone fully and completely express their agreement, and-that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto. To the extent that Seller has provided or shall provide to Purchaser information from or copies of any inspection, engineering or environmental reports and surveys and maps concerning the Property or any part thereof, Seller makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such reports and surveys and maps. Purchaser acknowledges that Seller has requested Purchaser to inspect fully the Property and investigate all matters relevant thereto and to rely solely upon the results of Purchaser's own inspections or other information obtained or otherwise available to Purchaser, rather than any information that may have been provided by Seller to Purchaser.

             Except as may be represented and warranted by Seller in Section
     5.1.5 hereof, Purchaser waives and releases Seller from any present or future claims arising from or relating to the presence or alleged presence of harmful or toxic substances in, on, under or about the Property including, without limitation, any claims under or on account of (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar state statutes, and any regulations promulgated thereunder, (ii) any other federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, that deals with or otherwise in any manner

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     relates to, environmental matters of any kind, or (iii) this Agreement or the common law. The terms and provisions of this paragraph shall survive Closing hereunder.

           1.3 Agreement to Convey. Seller agrees to convey, and Purchaser agrees to accept, title to the Land and Improvements by special warranty deed in the condition described in Section 3.2.

     2.    Price and Payment.

           2.1 Purchase Price. The purchase price for the Property ("Purchase
                                                                   --------
     Price") is Four Million Five Hundred Thousand and 00/100 Dollars
     -----
     ($4,500,000) U.S.

           2.2 Payment. Payment of the Purchase Price is to be made in cash as follows:

               2.2.1 Four Hundred Fifty Thousand and 00/100 Dollars ($450,000) (the "Deposit") prior to or contemporaneously with the execution of this
           -------
     Agreement, to be held in escrow by Lawyers Title of Arizona, 1780 North Mastick Way, Nogales, AZ (the "Escrow Agent"), in an interest bearing money
                                    ------------
     market account acceptable to the parties hereto. Any interest earned on the Deposit shall be paid to the party entitled to the Deposit under the terms of this Agreement. The Deposit, together with the interest earned thereon, will be applied to the Purchase Price at Closing.

               2.2.2 Four Million Fifty Thousand and 00/100 Dollars ($4,050,000), subject to adjustment for the prorations as provided herein, via wire transfer in immediately available funds, to a bank account or accounts designated by Seller.

           2.3 Closing. Payment of the Purchase Price and the closing hereunder ("Closing") will take place on or before forty-five (45) days from the Date
       -------
     of this Agreement, at the offices of the Escrow Agent, at 10:00 local time, or at such other time and place as may be agreed upon in writing by both Seller and Purchaser. Time shall be of the essence with respect to Purchaser's obligation to close on or before the forty-fifth day following the Date of this Agreement; provided, however, Purchaser shall be entitled
                                 -----------------
     to one or more adjournments of the closing for an aggregate period of up to thirty (30) days; provided, further, that Purchaser shall have received
                          -----------------
     a commitment letter from an institutional lender to provide financing for the purchase contemplated hereby in an amount equal to at least $3,375,000 (and shall have delivered a copy thereof to Seller prior to the date originally scheduled for closing), which commitment shall be in full force and effect and which, by its terms, shall continue to be in full force and effect through the adjourned closing date.

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         2.4 Tax Free Exchange. Seller shall cooperate with Purchaser to consummate the transaction contemplated hereby as part of an exchange under
     Section 1031 of the Internal Revenue Cede provided that: (i) Seller shall not be required to take title to any real property in connection therewith;
     (ii) Seller's agreement to so cooperate shall not alter Purchaser's "time of the essence" closing obligation; and (iii) Purchaser and Dino Panousopoulos shall each, jointly and severally, indemnify and hold Seller free and harmless from and against any and all loss, cost and injury which Seller shall or might incur as a consequence of any such exchange transaction. Seller shall not be obligated to advance any of its own funds or incur any liabilities or expenses with respect to any such exchange transaction. The obligations of Purchaser and Dino Panousopoulos under this paragraph shall survive the Closing.

     3.  Permitted Encumbrances.

         3.1 Objections to Title. Purchaser shall promptly order a title report for the Property and cause a copy thereof to be sent to Seller's attorney together with a letter setting forth any objections to the status of the title or of any matters to be cleared by the Seller under the terms of this Agreement, and the Seller shall be entitled to one or more adjournments of the Closing for an aggregate period of up to sixty (60) days for the purpose of clearing such objections. In the event Seller shall be unable to convey title to the Property at the Closing in accordance with the provisions of this Agreement or if Purchaser shall have any other grounds under this Agreement for refusing to consummate the purchase provided for herein, Purchaser, nevertheless, may elect to accept such title as Seller may be able to convey without any reduction in the Purchase Price or liability on the part of Seller. If Purchaser shall not so elect, Purchaser may terminate this Agreement and the sole liability of Seller shall be to refund the Deposit to Purchaser, with any interest accrued thereon. Upon such refund, this Agreement shall be null and void and the parties hereto shall be relieved of any further obligations and liability other than any arising under Section 5.3.

         3.2 Permitted Encumbrances. Set forth on Exhibit 3.2 is a schedule of title exceptions on the Property and contemporaneously herewith, Seller has delivered to Purchaser a survey or surveys of the Land prepared in accordance with the "Minimum Standard Detail Requirements for Land Title Surveys" jointly established and adopted by ALTA and ACSM, dated or redated within the previous ten (10) years, except that with respect to the industrial park portion of the Property, Seller has provided Purchaser with a filed subdivision map (collectively, the "Survey"). Purchaser shall
                                                 ------
     purchase the Property subject to the following matters ("Permitted
                                                              ---------
     Encumbrances"):
     ------------
             3.2.1 all exceptions to title shown on Exhibit 3.2 and matters shown on the Survey and any additional state of facts shown on any update thereto obtained by Purchaser at its sole expense provided same do not prohibit the use of the Property as presently used;

             3.2.2 the Leases;

              3.2.3 the lien of non-delinquent real and personal property taxes and assessments;

              3.2.4 rights of parties in possession not shown by the public records;

              3.2.5 discrepancies, conflicts in boundary lines, shortages in area, encroachments, and any state of facts which an inspection of the premises would disclose and which are not shown by the public records or the Survey;

              3.2.6 easements or claims of easements not shown by the public records;

              3.2.7 any service, installation, connection, maintenance or construction charges due after Closing, and subject to the proration provisions hereof, for sewer, water, electricity, telephone, cable television or gas;

              3.2.8 unrecorded leaseholds, rights of vendors and holders of security interests on personal property installed upon the Property by tenants and rights of tenants to remove trade fixtures and other property at the expiration of the term of the leases of tenants pursuant to the terms of such leases;

              3.2.9 governmental laws, codes, ordinances and restrictions now or hereafter in effect so far as these affect the Property or any part thereof, including without limitation zoning ordinances (and amendments and additions relating thereto) and the Americans with Disabilities Act; and

              3.2.10 any other matter(s) to which Purchaser, or its counsel, has not objected in writing before Closing.

         3.3 Seller's Use and Occupancy. Purchaser acknowledges that Seller is currently using approximately 10,000 square feet of the warehouse building, and that Seller may desire to use approximately 5,000 square feet after the Closing. Purchaser agrees that Seller may use such portion of the warehouse and the common areas of the building on a month-to-month basis in consideration of which Seller shall pay Purchaser market rent therefor. Either party may terminate this arrangement on not less than thirty (30) days prior written notice; provided, however, that Seller shall have the right to occupy said space at least through September 30, 1996.

     4.    Prior to Closing. Until Closing, Seller or Seller's agent shall:

           4.1 Insurance. Keep the Property insured against fire and other hazards covered by extended coverage endorsement.

           4.2 Operation. Operate and maintain the Property in a businesslike manner and substantially in accordance with Seller's past practices with respect to the Property, and make any and all repairs and replacements reasonably required to deliver the Property to Purchaser at Closing in its present condition, normal wear and tear excepted, provided that in the event of any loss or damage to the Property as described in Section 7, Seller shall have an obligation to Purchaser to repair the Property only if Seller so elects and then shall be obligated only to the extent of available insurance proceeds.

           4.3 Lease Action.

               4.3.1 Seller may not execute new leases nor adversely amend, terminate or accept the surrender of any existing tenancies nor approve any subleases (collectively, "Lease Action"), unless any Lease Action is
                               ------------
     required by the terms of any existing lease, without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed. In the event that Seller executes any new lease after the Date of this Agreement and such lease requires maintenance or repair of the Property, the construction of tenant fixtures or improvements or the payment of leasing or brokerage commission(s) at the cost of the landlord, at Closing Purchaser shall reimburse Seller for any costs theretofore paid by Seller in connection with such lease and assume the obligations of Seller under and in connection with such lease including, without limitation, the cost of any such improvements and leasing or brokerage commission(s).

               4.3.2 Without limiting the generality of the foregoing section, Purchaser acknowledges that Seller is currently in negotiation with the United States Department of Justice Immigration and Naturalization
     Service - Border Patrol (the "Border Patrol") for a lease of the warehouse
                                   -------------
     and a portion of the Land to be used as a border patrol station (the "BP
                                                                           --
     Lease"). Purchaser acknowledges that Seller shall have the right to
     -----
     continue such negotiation and may execute the BP Lease without the prior consent of Purchaser; provided, however, that if the terms of the BP Lease shall be materially adversely modified between the Date of this Agreement and the date of the execution of the BP Lease, such modification shall require the prior approval of Purchaser, not to be unreasonably withheld or delayed; In the event the BP Lease shall be executed by Seller prior to Closing, Seller shall assign to Purchaser all of Seller's rights, and Purchaser shall assume all of Seller's obligations, under the BP Lease, pursuant to the assignment and assumption agreement, which shall include an indemnification from Purchaser against any claim arising out of the BP Lease, to be delivered at Closing pursuant to Section 9.1.2 hereof. In the event the BP Lease shall not have been executed by Seller prior to Closing, but the negotiation between Seller and the Border Patrol is continuing, Seller shall deliver to Purchaser at Closing copies of Seller's files in connection with such lease negotiation and shall cooperate with Purchaser to facilitate the transition of the negotiation from Seller to Purchaser, at no expense to Seller.

         4.3.3 At Closing, whether or not the BP Lease shall have been executed by Seller and the Border Patrol, Purchaser shall reimburse Seller for all costs theretofore paid by Seller in connection with the BP Lease and shall assume the obligations of Seller under any other agreements currently in effect or entered into by Seller after the Date of this Agreement in connection with the BP Lease, which assumption shall include an indemnification from Purchaser against any claim arising out of such agreements, including without limitation, Seller's obligations under the following agreements:

               a. Standard Form of Agreement Between Owner and Architect dated January 22, 1996 between Seller, as owner, and E.A. Fagin & Associates, as architect, a true copy of which has been furnished to Purchaser;

               b. Single Party Commission Agreement between Seller, as owner, and RE/MAX Associates, as broker, a true copy of which has been furnished to Purchaser;

               c. Any construction contract entered into by Seller after the Date of this Agreement for construction of tenant improvements required under the terms of the BP Lease; and


               d. Any contract for janitorial services entered into after the Date of this Agreement required under the terms of the BP Lease.

     At Closing, Purchaser shall also reimburse Seller for the legal fees of Luce Forward Hamilton & Scripps, San Diego, California, paid by Seller to the date of Closing for legal services rendered in connection with the BP Lease or any other agreement now or hereafter executed in connection therewith, but in no event shall the reimbursement exceed $15,000.

         Notwithstanding anything to the contrary set forth above, Purchaser shall not be required to reimburse Seller for any costs incurred in connection with the BP Lease if negotiations between Seller and the Border Patrol shall have terminated without the execution by the parties of the BP Lease and execution of the BP Lease by the parties is no longer pending as of the Closing. In the event the BP Lease negotiation shall be pending as of the Closing and thereafter the BP Lease shall fail to be executed, Seller shall reimburse Purchaser for the amount paid by Purchaser to Seller at Closing for the fees of E.A. Fagin & Associates in excess of $25,000.

         4.3.4 Seller does not warrant that any particular lease or tenancy will be in force or effect at the Closing or that the tenants will have performed their obligations thereunder. The termination of any lease or tenancy prior to the Closing by reason of the tenant's default, or the termination of the negotiation of any new lease for any reason whatsoever, shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.

                 4.3.5 Notwithstanding anything to the contrary set forth above, Purchaser shall have five (5) days from the giving of written notice from Seller to approve or disapprove any proposed Lease Action (including any Lease Action with respect to the BP Lease) and if Purchaser fails to do so on a timely basis, Purchaser shall be deemed to have approved thereof.

     5.    Representations and Warranties.

           5.I   By Seller. Seller represents and warrants to Purchaser that:

                 5.1.1 Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its certificate of incorporation or by-laws.

                 5.1.2 There are no leases or tenancies of any space in the Improvements other than those set forth on Exhibit 1.1.5, true and correct copies of which have been or will be furnished to Purchaser.

                 5.1.3 To the best of Seller's knowledge, the Improvements, as currently used, comply with applicable zoning laws.

                 5.1.4 All utilities necessary for the use of the Improvements as currently built and used are installed and available to the Property.

                 5.1.5 Seller has provided or will provide to Purchaser a true copy of (i) the Environmental Site Assessment prepared by Vuich Environmental for Seller with respect to a twenty-acre portion of the Property, and (ii) the Environmental Property Evaluation prepared by WT Environmental Consultants Inc. with respect to all of the Property, and, except as specified therein, Seller has no knowledge of any environmental hazards affecting any portion of the Property. Seller has not received any written notice of any proceeding or any inquiry by any governmental agency alleging environmental contamination of the Property. Seller has not received any written notice of any violations of any local, state or federal statutes or laws governing the generation, treatment, storage, disposal or clean-up of hazardous substances, including, without limitation, under the Arizona Environmental Quality Act of 1986, the Toxic Substance Control Act of 1976, or the Resource Conservation and Recovery Act of 1976, as they have been amended from time to time.

              5.1.6 Seller has not made an assignment for the benefit of creditors nor filed any voluntary proceedings in bankruptcy pursuant to any other laws for relief of debtors nor has any involuntary proceeding been filed against Seller.

         5.2  By Purchaser. Purchaser represents and warrants to Seller that:

              5.2.1 Purchaser is an Arizona limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its Operating Agreement.

              5.2.2 Purchaser is acting as principal in this transaction with authority to close the transaction.

              5.2.3 No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or State bankruptcy laws is pending against or contemplated by Purchaser.

              5.2.4 Unless otherwise disclosed to Seller in writing, neither Purchaser nor any affiliate of or principal in Purchaser is other than a citizen of, or Partnership, corporation or other form of legal person domesticated in the United States of America.

              5.2.5 Purchaser will not use the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act oil 1974, as amended ("ERISA") and covered under Title I, Part 4 of
                                -----
     ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, in the performance or discharge of its obligations hereunder, including the acquisition of the Property.

         5.3 Mutual. Seller and Purchaser each represents to the other that it has dealt with no broker in connection with this transaction and that this Agreement was brought about by direct negotiation between Seller and Purchaser and that it knows of no broker entitled to a commission in connection with this transaction. Seller and Purchaser shall indemnify, defend and hold each other harmless from and against any liability, loss, damage, costs, claims or expenses, including attorneys' fees, arising out of the breach of their respective representations contained in this
     Section 5.3. The representations and obligations under this Section 5.3 shall survive the Closing, or, if the Closing does not occur, the termination of this Agreement.

           5.4 Survival. All representations and warranties contained in this Agreement are true on and as of the date so made and, as a condition to the parties' obligation to close hereunder, shall be true on and as of the Closing Date. Such representations shall survive the Closing Date for a period of six (6) months and no claim may thereafter be brought against the other for breach of any representation or warranty.

     6.    Costs and Prorations

           6.1 Purchaser's Costs. Purchaser will pay the following costs of closing this transaction:

                 6.1.1 The fees and disbursements of its counsel, inspecting architect, engineer and other consultants, if any;

                 6.1.2 One-half (1/2) of any real estate transfer, stamp or documentary tax(es);

                 6.1.3 The cost of any title insurance in excess of the costs(s) of a standard coverage owner's policy, including, any additional premium charge(s) for extended coverage, endorsements and/or deletions of exception items and any cancellation charge(s) imposed by any title company in the event a title insurance policy is not issued, unless caused by willful default of Seller hereunder;

                 6.1.4 The cost of any survey or survey updates (other than the Survey), if desired by Purchaser or required by the title insurer;

                 6.1.5 Any recording fees; and

                 6.1.6 Any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction.

           6.2   Seller's Costs.

                 Seller will pay:

                 6.2.1 The fees and disbursements of Seller's counsel;

                 6.2.2 One-half (1/2) of any real estate transfer, stamp or documentary taxes; and

                 6.2.3 The cost of a standard coverage owner's title insurance policy in the amount of the Purchase Price, issued in connection with this transaction.

         6.3 Prorations. The following apportionments shall be made between the parties at the Closing as of the close of business on the day prior to the Closing Date:

               6.3.1 Rents and any other amounts payable by tenants, as and when collected;

               6.3.2 personal property taxes;

               6.3.3 sewer and/or water charges and rents, on the basis of the fiscal period for which assessed;

               6.3.4 value of fuel stored on the Property, at the price then charged by Seller's supplier, including any taxes;

               6.3.5 any other utility charges; and

               6.3.6 real estate taxes and special assessments relating to the Property for the fiscal year in which Closing occurs; if Closing shall occur before the actual taxes and special assessments for such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property for the immediately preceding fiscal year, provided that, if the taxes and special assessments for the year in which Closing occurs are thereafter determined to be more or less than the taxes for the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser promptly (but no later than the date that is thirty
     (30) days from and after the date that the final invoices for taxes for the Property are issued by the applicable taxing authority(ies) except in the case of an ongoing tax protest) shall adjust the proration of such taxes and special assessments and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the deed delivered hereunder but shall survive the Closing.

         6.4 Tax Protest. Purchaser acknowledges that Seller has retained the firm of Deloitte & Touche LLP, Phoenix, Arizona, to bring a property tax appeal proceeding for the 1997 tax year, a copy of which agreement has been or will be furnished to Purchaser. Seller is hereby authorized to continue such proceeding and to try to settle the same in Seller's reasonable discretion. If as a result of any tax protest or otherwise, any refund or reduction of any real property or other tax or assessment relating the Property during the period for which Seller is responsible, Seller shall be entitled to receive or retain such refund or the benefit of such reduction, less equitable prorated costs of collection.

         6.5 Payments Under Development Agreement. Purchaser acknowledges that all sums payable after the Date of this Agreement or after the Closing by the City of Nogales ("City") or George Barr or his successors in title
                           ----
     (individually and collectively, "Barr")
                                      ----
                                         -11-
     under that certain Development Agreement dated January 2, 1992 among the City, Barr and Seller (recorded in Docket 574, Page 759) and Addendum thereto dated as of March 4, 1992 (recorded in Docket 588, Page 621) as reimbursement for or otherwise in connection with construction or other work performed by Seller prior to the Closing shall belong to Seller, and if, following the Closing, Purchaser receives any such sums, Purchaser shall promptly remit the same to Seller. At the Closing, Purchaser and Seller shall enter into an agreement memorializing the assignment from Purchaser to Seller of such reimbursements. The terms and provisions of this Section 6.5 shall not merge with the deed delivered hereunder but shall survive the Closing.

         6.6 Purpose and Intent. Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 6 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight at the end of the day preceding the Closing and Purchaser shall bear all such expenses and receive all such income accruing thereafter.

     7.  Damage, Destruction or Condemnation.

         7.1 Material Event. If, prior to Closing, twenty percent (20%) or more of the net rentable area of the building(s) or of the parking spaces on the Property or all access to the Property is rendered completely untenantable, or is destroyed or taken under power of eminent domain, Purchaser may elect to terminate this Agreement by giving written notice of its election to Seller within seven (7) days after receiving notice of such destruction or taking. If Purchaser does not give such written notice within such seven
     (7) day period, this transaction shall be consummated on the date and at the Purchase Price provided for in Section 2, and Seller will assign to Purchaser the physical damage proceeds of any insurance policy(ies) payable to Seller, or Seller's portion of any condemnation award, in both cases, up to the amount of the Purchase Price, and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss.

         7.2 Immaterial Event. If, prior to Closing, less than twenty percent (20%) of the net rentable area of the Building(s) or of the parking spaces on the Property are rendered completely untenantable or are destroyed, or are taken under power of eminent domain, Purchaser shall close this transaction on the date of Closing and at the Purchase Price agreed upon in
     Section 2, and Seller will assign to Purchaser the physical damage proceeds of any insurance policies payable to Seller, or Seller's portion of any condemnation award, in both cases, up to the amount of the Purchase Price.

         7.3 Termination and Return of Deposit. If either party elects to terminate this Agreement pursuant to this Section 7, and if Purchaser is not, on the date of such election, in default under the Agreement, Seller shall promptly direct the Escrow Agent to return the

     Deposit to Purchaser, and thereafter, neither Seller nor Purchaser shall have any obligation or liability hereunder (provided that Section 5.3 shall survive without limitation as to time), and Purchaser shall have no interest in the Property.

     8.    Notices.

         Any notice required or permitted to be given hereunder shall be deemed to be given when hand delivered or one (1) business day after pickup by an overnight express service, in either case addressed to the parties at their respective addresses referenced below:

     If to Seller:       c/o Family Bargain Corp.
                         315 E. 62nd Street
                         Sixth Floor
                         New York, NY 10021

                         Attention: John Selzer
                         Phone No.: (212) 980-9670
                         Fax No.: (212) 593-4586

     With a copy to:     Baer Marks & Upham
                         805 Third Avenue
                         New York, NY 10022

                         Attention: Joel M. Handel, Esq.
                         Phone No.: (212) 702-5700
                         Fax No.: (212) 702-5941

     If to Purchaser:    Nogales Property Management, L.L.C.
                         P.O. Box 1806
                         Nogales, AZ 85628-1806
                         Attn: Dino Panousopoulos
                         Phone: (520) 281-4444
                         Fax: (520) 281-3456

     With a copy to:     Soto, Martin & Coogan, P.C.
                         P.O. Box 939
                         Nogales, AZ 85628-0939
                         Attention: James A. Soto
                         Phone No.: (520) 287-2110
                         Fax No.: (520) 287-5201
     or in each case to such other address as either party may from time to time designate by giving notice in writing to the other party. Telephone and facsimile numbers are for informational purposes only. Effective notice will be deemed given only as provided above.

     9.    Closing.

           9.1 Seller's Deliveries. Seller shall deliver either at the Closing or by making available at the Property, as appropriate, the following original, documents, each executed and, if required, acknowledged:

                 9.1.1 A special warranty deed to the Property.

                 9.1.2 (i) The Leases described in Section 1.1.5 which are still in effect as of Closing and any new leases entered into pursuant to Section 4.3; (ii) a current listing of any tenant security deposits and prepaid rents held by Seller with respect to the Property; and (iii) an assignment of such leases, deposits, and prepaid rents by way of an assignment and assumption agreement.

                 9.1.3 (i) Copies of all contracts relating to the Property which Purchaser is required to assume pursuant to Section 4.3; and (ii) an assignment of such contracts to Purchaser by way of an assignment and assumption agreement.

                 9.1.4 All books and records at the Property held by or for the account of Seller, including without limitation, plans and specifications and lease applications, as available.

                 9.1.5 An affidavit pursuant to the Foreign Investment and Real Property Tax Act.

                 9.1.6 A corporate authorization.

                 9.1.7 An incumbency affidavit.

                 9.1.8 A closing statement and acknowledgements setting forth all prorations and credits made at Closing.

                 9.1.9 An assignment of utility deposit, if any, pursuant to
     Section 9.3 hereof.

                 9.1.10 A letter to any tenants of the Property advising them of the sale and directing them to make all future payments as directed by Purchaser.

         9.2   Purchaser's Deliveries.    At Closing, Purchaser shall pay Seller
     the Purchase Price, subject to all of the adjustments and prorations set forth in this Agreement, and Purchaser shall deliver the following original, documents, each executed and, if required, acknowledged:

               9.2.1 The agreements referred to in Sections 9.1.2(iii) and

               9.1.3(ii).  9.2.2 The agreement referred to in Section 6.5.

               9.2.3 A closing statement and acknowledgements setting forth all prorations and credits made at Closing.

               9.2.4 Any other documents required by this Agreement to be delivered by Purchaser.

         9.3 Utility Service and Deposits. Seller shall be entitled to the return of any deposit(s) posted by it with any utility company and Purchaser shall notify each utility company serving the Property to terminate Seller's account, effective at noon on the date of Closing. In the event that any such deposit shall not be returned by any utility company, Purchaser shall pay Seller the amount of such deposit at Closing and Seller shall assign to Purchaser all of its right, title and interest to such deposit.

         9.4 Post-Closing Collections. Purchaser shall use its best efforts during the six (6) month period immediately following Closing to collect and promptly remit to Seller rents or other amounts due Seller for the period prior to Closing. Purchaser shall apply such rents or other amounts received, first for the account of Purchaser for amounts currently due to Purchaser; second, to Seller for any and all amounts due to Seller for periods prior to Closing; and the balance to be retained by Purchaser. The provisions of this Section 9.4 shall not merge with the deed delivered hereunder but shall survive the Closing.

     10. Default; Failure of Condition.

         10.1 Purchaser Default. If Purchaser shall breach or be in default under this Agreement, the Deposit, plus interest accrued thereon, shall be retained by Seller as liquidated damages, and both parties shall be relieved of and released from any further liability hereunder except for any arising under Section 5.3 of this Agreement. Seller and Purchaser agree that the Deposit is a fair and reasonable amount to be retained by Seller. as agreed and liquidated damages in light of Seller's removal of the Property from the market and the costs incurred by Seller and shall not constitute a penalty or a forfeiture.

         10.2  Seller Default.     If Seller shall refuse or fail to convey the
     Property as herein provided for any reason other than (i) a default by Purchaser, or (ii) any other zzz


     provision of this Agreement which permits Seller to terminate this Agreement or otherwise relieves Seller of the obligation to convey the Property, Purchaser shall elect as its sole remedy hereunder either to terminate this Agreement and recover the Deposit or to enforce the Seller's obligations to convey the Property, provided that no such action in specific performance shall seek to require the Seller to do any of the following: (a) change the condition of the Property or restore the same after any fire or other casualty; (b) expend money or post a bond to remove a title encumbrance or defect or correct any matter shown on a survey of the Property; or (c) secure any permit, approval, or consent with respect to the Property or Seller's conveyance of the Property.

         10.3 Failure of Condition.     If prior to Closing Seller discloses to
     Purchaser or Purchaser discovers that (i) title to the Property is subject to defects, limitations or encumbrances other than Permitted Encumbrances, or (ii) any representation or warranty of Seller contained in this Agreement is or, as of the Closing, will be untrue in any material respect, then Purchaser shall promptly give Seller written notice of its objection thereto. In such event, Seller shall be entitled to one or more adjournments of the Closing for an aggregate period of up to sixty (60) days, for the purpose of clearing such objections, provided that Purchaser may not object to the state of title of the Property on the basis of matters set out in Section 3.2 above. In the event Seller shall be unable to convey title to the Property at the Closing in accordance with the provisions of this Agreement or if Purchaser shall have any other grounds under this Agreement for refusing to consummate the purchase provided for herein, Purchaser, nevertheless, may elect to accept such title as Seller may be able to convey without any reduction in Purchase Price or liability on the part of Seller. If Purchaser shall not so elect, Purchaser may terminate this Agreement and the sole liability of Seller shall be to refund the Deposit to Purchaser, with any interest accrued thereon. Upon such refund, this Agreement shall be null and void and the parties hereto shall be relieved of any further obligations and liability other than any arising under Section 5.3. For the purposes of this Agreement, any title defect, limitation or encumbrance other than a Permitted Encumbrance shall be deemed cured if the Title Company or another title company reasonably acceptable to Purchaser and authorized to do business in the State of Arizona will agree to issue a standard coverage owner's title insurance policy to Purchaser for the Purchase Price, which policy takes no exception for such defect, limitation or encumbrance and is issued for no additional premium or for an additional premium if Seller agrees to pay such
     additional premium upon Closing.            .

     11. Escrow

         11.1 Provisions as to Release. The Deposit shall be held in escrow by the Escrow Agent and applied in accordance with the terms of this Agreement, unless and until either:

               11.1.1 receipt by Escrow Agent of a writing signed by Seller and Purchaser, directing the distribution or delivery of the Deposit other than in accordance with the terms of this Agreement, in which event Escrow Agent shall act in accordance with such written directive; or

               11.1.2 receipt by Escrow Agent of a notice signed by Purchaser or Seller (a "Notifying Party") indicating that this Agreement
                             ---------------
     has been terminated and that the Notifying Party is entitled to delivery of the Deposit and seven (7) days have elapsed from the date that Escrow Agent sends notice to the non-Notifying Party that the Notifying Party has demanded the return of the Deposit, in which event, and only if Escrow Agent receives no notice of contest from the non-Notifying Party, Escrow Agent shall deliver the Deposit to the Notifying Party; provided, however, that if Escrow Agent receives notice of contest from the non-Notifying Party, then Escrow Agent shall retain the Deposit in escrow pending a resolution of the dispute or proceed in accordance with Section 11.2 below.

         11.2  Conflicting Demands.

               11.2.1 In the event the Escrow Agent receives or becomes aware of conflicting demands or claims with respect to this escrow or the rights of any of the parties hereto or any funds, securities, property or documents deposited herein or affected hereby, the Escrow Agent shall have the right to deposit the Deposit into a court or continue to hold same until such conflict is resolved to his satisfaction.

               11.2.2 The Escrow Agent shall have the further right but not the obligation to commence or defend any action or proceedings for the determination of such conflict. The parties jointly and severally agree to pay all costs, damages, judgments and expenses, including reasonable attorneys' fees, suffered or incurred by the Escrow Agent in connection with or arising out of this escrow, including, but without limiting the generality of the foregoing, a suit in interpleader brought by the Escrow Agent. In the event the Escrow Agent files a suit in interpleader, he shall thereupon be fully released and discharged from all further obligations to perform any and all duties or obligations imposed upon him by this Escrow Agreement.

         11.3 Limitations on Liability. The Escrow Agent shall not be liable for any error or judgment or for any act done or omitted by him in good faith, or for anything which he may in good faith do or refrain from doing in connection herewith; nor for any negligence other than 'his gross negligence or willful misconduct; nor will any liability be incurred by the Escrow Agent if, in the event of any dispute or question as to his duties or obligations hereunder, he acts in accordance with the written opinion of his legal counsel. The Escrow Agent is authorized to act upon any document believed by him to be genuine and to be signed by the proper party or parties, and will incur no liability in so acting.

         11.4  Modification of Terms of Escrow.      The Escrow Agent shall not
     be bound by any modification of this Agreement or any agreement incorporated by reference herein, unless there is delivered to the Escrow Agent a written modification signed by the parties. No such modification shall, without the written consent of the Escrow Agent, modify the provisions of this escrow relating to the duties, obligations or rights of the Escrow Agent.

         11.5 Representation of Seller. Escrow Agent shall have the right to represent Seller in any dispute between Seller and Purchaser with respect to the Deposit or otherwise.

         11.6  Law and Venue Concerning Escrow Agent.    With respect to any
     dispute concerning Escrow Agent, and its liability under this Agreement, and notwithstanding any provision of this Agreement to the contrary, the substantive laws of the State of Arizona shall apply. Unless Escrow Agent otherwise agrees (in which case Escrow Agent's designation shall control), venue and jurisdiction for any dispute concerning Escrow Agent's liability shall be in the courts located in Santa Cruz, Arizona.

     12. Miscellaneous.

         12.1 Entire Agreement. This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

         12.2 Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

         12.3  Applicable Law. This Agreement shall be construed and enforced in
     accordance with the laws of the State of Arizona.    .

         12.4  Assignability.     Purchaser may assign this Agreement provided
     that the assignee shall assume all of the Purchaser's obligations hereunder. Any assignment in contravention of this provision shall be void. No assignment shall release the Purchaser herein named from any obligation or liability under this Agreement. Any assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto.

         12.5 Successors Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their successors and permitted assigns.

         12.6  No Public Disclosure.     Purchaser shall make no public
     disclosure of the terms of this transaction without the prior written consent of Seller, except that Purchaser may discuss the transaction in confidence with proposed joint venturers or prospective mortgagees.

         12.7 Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

         12.8 Attorney's Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs.

         12.9  No Partnership.   Nothing contained in this Agreement shall be
     construed to create a partnership or joint venture between the parties or their successors in interest.

         12.10 Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

         12.11 Recordation.   Purchaser and Seller agree not to record this
     Agreement or any memorandum hereof.

         12.12 Proper Execution. The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser's consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Purchaser or impose any obligations upon Seller, irrespective of any reliance thereon, change of position or partial performance. The submission by Seller of this Agreement for execution by Purchasers and the actual execution and delivery thereof by Purchaser to Seller shall similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement and the Deposit shall have been received by the Escrow. Agent and a counterpart thereof shall have been delivered to Purchaser.

         12.13 Confidentiality.    Unless Seller specifically and expressly
     otherwise agrees in writing, Purchaser agrees that all information regarding the Property of whatsoever nature made available to it by Seller or Seller's agents or representatives ("Proprietary Information") is confidential and shall not be disclosed to any other person except those assisting Purchaser with the transaction, or Purchaser's lender, if any, and then only upon Purchaser making such person aware of the confidentiality restriction and procuring such person's agreement to be bound thereby. In the event the purchase and sale contemplated hereby fails to close for any reason whatsoever, Purchaser agrees to return to Seller, or cause to be returned to Seller all Proprietary Information. Further, Purchaser agrees not to use or allow to be used any Proprietary Information for any purpose other than to determine whether to proceed with the contemplated purchase, or if same is consummated, in connection with the operation of the Property post-Closing. Notwithstanding any other term of this Agreement, the provisions of this Section 12.13 shall survive Closing or the termination of this Agreement.

         IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the date set forth below, effective as of the date set forth above.

                                             SELLER:

                                             FACTORY 2-U, INC.


     Date: 5/23/1996                         By:  /s/ James M. Baker
                                                 -----------------------------
                                             Printed name: James M. Baker
                                                           ------------------
                                             Its:  CFO
                                                  -----------------------------

                                             PURCHASER:


                                             NOGALES PROPERTY MANAGEMENT, L.L.C.


     Date: 5/21/1996                         By:  /s/ Dino Panousopoulos
                                                 -----------------------------
                                             Printed name: Dino Panousopoulos
                                                           -------------------
                                             Its:  Manager
                                                  -----------------------------

     The undersigned confirms his agreement with the terms and provisions of Section 2.4 of this Agreement:

      /s/ Dino Panousopoulos
     -------------------------------------------
     Dino Panousopoulos

         An original, fully executed copy of this Agreement, together with the Deposit, have been received by the Escrow Agent this 24 day of May, 1996,
                                                          --
     and by execution hereof the Escrow Agent hereby covenants and agrees to be bound by the terms of this Agreement. The Escrow Agent is authorized to place the date of its execution of this Agreement on the Title Page and on Page 1 of this Agreement as the Date of this Agreement.

                                                 LAWYERS TITLE OF ARIZONA

                                                 LAWYERS TITLE OF ARIZONA

                                                 By:  /s/ Alexa Ramirez
                                                     -------------------------
                                                 Printed name:  Alexa Ramirez
                                                               ---------------
                                                 Its:  Vice President
                                                     -------------------------
                                         -21-

                              EXHIBIT 1.1.1

     Parcel 1
     --------

     The following description is based upon that certain map on file in the Office of the County Recorder of Santa Cruz County, Arizona, in Book 1 of Surveys, Page 110 and amended in Book 1 of Surveys, Page 111 and those certain Deeds as recorded in Docket 495, Page 468 and Docket 529, Page 893, in the Office of the County Recorder of Santa Cruz County, Arizona;

     That portion of the West half of the Southeast quarter of Section 12, Township 24 South, Range 13 East of the Gila and Salt River Base and Meridian, Santa Cruz County, Arizona, more particularly described as follows:

     COMMENCING at the East quarter corner of said Section 12, being a half inch aluminum capped pin;

     thence South 89 degrees 28 minutes 52 seconds West, along the North line of the aforementioned Southeast quarter of Section 12, a distance of 1,325.94 feet to the POINT OF BEGINNING, being a found half inch aluminum capped pin stamped "R.L.S. 12536";

     thence South 00 degrees 13 minutes 48 seconds East (record) South 00 degrees 12 minutes 45 seconds East (measured), along the West line of the parcels described in the Deeds recorded in Docket 462, Page 594 and Docket 462, Page 458, a distance of 554.65 feet (record and measured) to a point;

     thence South 89 degrees 40 minutes 39 seconds West, 50.00 feet;

     thence South 00 degrees 13 minutes 48 seconds East (record), South 00 degrees 12 minutes 45 seconds East (measured), a distance of 454.88 feet;

     thence South 89 degrees 40 minutes 39 seconds West, a distance of 1273.01 feet to a point on the West line of aforementioned West half of the Southeast quarter of said Section 12;

     thence North 00 degrees 19 minutes 23 seconds West (record) North 00 degrees 17 minutes 52 seconds West (measured), along the aforementioned West line of the Southeast quarter of Section 12, a distance of 1,004.99 feet to the Northwest corner of said Southeast quarter, being a found half inch aluminum capped pin stamped "R.L.S. 12536";

     thence North 89 degrees 28 minutes 52 seconds East (record and measured), along the North line of said Southeast quarter, a distance of 1,324.63 feet (record) 1.324.52 feet (measured) to the POINT
     OF BEGINNING.

     TOGETHER WITH an easement for ingress, egress and utilities as more fully set forth in the Warranty Deed recorded March 10, 1989 in Docket 495, Page 468 and re-recorded in Docket 529, Page 893.

     EXCEPT that portion conveyed to the CITY OF NOGALES in Warranty Deed recorded April 13, 1993 in Docket 609, Page 299, described as follows:

                                         ~2

     That portion of the West half of the Southeast quarter of Section 12, Township 24 South, Range 13 East of the Gila and Salt River Base and Meridian, Santa Cruz County, Arizona, more particularly described as follows:

     COMMENCING at the East quarter corner of said Section 12;

     thence South 89 degrees 28 minutes 52 seconds West along the North line of the Southeast quarter of Section 12, a distance of 1,325.94 feet;


     thence South 00 degrees 12 minutes 45 seconds East along the West line of a parcel described in Docket 462, Page 594 recorded in the Office of the County Recorder of Santa Cruz County, Arizona, a distance of 554.65 feet to the POINT OF BEGINNING;

     thence South 89  degrees 40 minutes  39 seconds West,  a distance of  50.00 feet;


     thence North 80 degrees 35 minutes 24 seconds East, a distance of 50.65 feet;

     thence South 00 degrees 12 minutes 45 seconds East along the West line of a parcel described in said Docket 462, Page 594, a distance of 8.00 feet to the POINT OF BEGINNING.

     Parcel 2
     --------

     LOTS 1 THROUGH 12 INCLUSIVE, IN CAPIN INDUSTRIAL PARK, A
     SUBDIVISION OF SANTA CRUZ COUNTY, ARIZONA, ON RECORD IN THE
     OFFICE OF THE SANTA CRUZ COUNTY RECORDER IN BOOK 4 OF MAPS AND PLATS AT PAGE 54.

                                       Exhibit 1.1.5




  Factory 2-U, Inc.
  Lease Income from Nogales Facility


                                                Monthly   Lease      Lease      Lease
   Lessee                     Square Footage    Rental    Start      Signed     Terminates  Deposits
   ------                     --------------    -------   -----      ------     ----------  --------

   William F. Joffroy, Inc.   30,372            $11,000   11/01/94   10/25/94   10/31/96    $0
   International Power        5,022             $3,500    01/01/95   12/29/94   06/30/96    $0
   Systems
- ----------------------------------------------------------------------------------------------------
   TOTALS                     35,394            $14,500
                              -------------------------
                              -------------------------


Note 1

Tenant has right to extend lease for one year provided it notifies landlord in writing 90 days in advance of the expiration of the original termination date. Landlord and tenant may extend for additional one year periods for up to five more years if mutually agreeable. Rent escalates during these extension periods as stipulated in the lease agreement.

Note 2

The lease has been amended by one amendment dated 7/1/95. The amendment substituted 5,022 SF of warehouse space for the 1,700 SF of office and the 1,000 SF of warehouse originally called for in the lease. The amendment also extends the lease term by six months to June 30, 1996 and cancels the original option to extend.

                              EXHIBIT 3.2



     Taxes for the full year of 1996. (The first half is due October 1, 1996 and is delinquent November 1, 1996. The second half is due March 1, 1997 and is delinquent May 1, 1997.) (Both parcels)

     Water rights, claims or title to water, whether or not the matters excepted are shown by the public records. (Both parcels)

     An easement for telephone and telegraph facilities and rights incident thereto as granted in instrument recorded in Book 22 of Miscellaneous,
     Page 45.   (Parcel 1)

     An  easement  for access  and  rights  incident  thereto as  set  forth  in
                       ------
     instrument recorded  in Docket 495, Page 468 and re-recorded in Docket 529,
     Page 893.    (Parcel 1)

     Agreement with the City of Nogales recorded in Docket 574, Page 759 and re-
     recorded in Docket 588, Page 603.    (Parcel 1)

     An easement for roadway and public utilities and rights incident thereto as set forth in instrument recorded March 12, 1987 in Docket 443, Page 232. (Parcel 1)

     An easement for roadway and public utilities and rights incident thereto as set forth in instrument recorded October 26, 1987 in Docket 460, Page 63. (Parcel 1)

     Easements, reservations and conditions as set forth on the recorded plat of
     said subdivision.   (Parcel 2)

     Reservations as contained in Patent from the United States of America:
     Recorded: March 4, 1918    (Parcel 2)
     Book of Deeds/Page: 10/314